Exhibit 99.1

LSI Logic Adopts Fabless Manufacturing Strategy September 13, 2005	Page 1 of 4

FOR IMMEDIATE RELEASE	SEPTEMBER 13, 2005

Media Contact:	Investor Contact:
Kevin Brett	Robert Pursel
408-433-7150	408-954-3115
kbrett@lsil.com	rpursel@lsil.com
LSI LOGIC ADOPTS FABLESS MANUFACTURING STRATEGY
Company To Expand Leading-Edge Foundry Relationships; Pursue 65-nm Process Technology Roadmap; Sell Gresham Manufacturing Facility
MILPITAS, CA — LSI Logic Corporation (NYSE: LSI) today announced plans to adopt a fabless manufacturing model to better serve its global customer base, reduce production costs and adopt leading-edge process technologies.
The company’s new manufacturing strategy foresees the expansion of its working relationships with major foundry partners and the adoption of a roadmap leading to the production of advanced semiconductors utilizing 65-nanometer and below process technology on 300-mm or 12-inch wafers.
LSI Logic intends to sell its world-class, eight-inch Gresham, Oregon manufacturing facility. Throughout this transition from a fab-lite to a fabless model, LSI Logic will continue to meet the production needs of its worldwide customer base through the use of its Gresham factory and its foundry suppliers. LSI Logic will work diligently with its public sector partners, Multnomah County and the City of Gresham, to continue its partnership through the planned sale of the company’s Gresham campus.
“Leading-edge foundries have consistently demonstrated that they have the capability to manufacture the advanced solutions required by our standard-cell ASIC, Platform ASIC and standard product customers,” said Abhi Talwalkar, LSI Logic president and chief executive officer. “Our customers are demanding

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LSI Logic Adopts Fabless Manufacturing Strategy September 13, 2005	Page 2 of 4
technology leadership from LSI Logic in the drive toward 65-nm process technologies and lower, and that is exactly the course we are going to follow.
“At the same time, we are seeking a buyer for our Gresham facility, which is capable of manufacturing designs at 0.13-micron and higher. We are putting retention plans in place so our Gresham employees can assist us in providing uninterrupted service to our customers. The adoption of a fabless model, the expansion of our foundry partner relationships, and the pursuit of a 65-nm process technology roadmap is the right manufacturing strategy for LSI Logic to better serve its customer base, reduce manufacturing costs to bolster its competitiveness and to enhance value for its shareholders.”
LSI Logic presently employs a fab-lite global manufacturing strategy, serving the manufacturing needs of its customer base at its Gresham, Oregon campus and at its foundry partners, TSMC, UMC, SMIC and ROHM Co Ltd. When the transition to a fabless model is completed, LSI Logic will meet the manufacturing requirements of its customers exclusively through engagements with its major foundry partners.
The company estimates it will record restructuring and other charges of approximately $75 million to $110 million in the third quarter of 2005 for fixed asset write-downs, severance and other expenses associated with the planned sale of the Gresham manufacturing facility. The company anticipates incurring related restructuring charges of less than $3 million per quarter in the fourth quarter of 2005 and the first two quarters of 2006.
LSI Logic is holding an analyst conference in New York tomorrow (September 14) to discuss its business plans, including today’s announcement of the company’s newly adopted manufacturing strategy, and to introduce its new leadership team. The 1 p.m. EDT, 10 a.m. PDT conference can be monitored via

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LSI Logic Adopts Fabless Manufacturing Strategy September 13, 2005	Page 3 of 4
webcast at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=98123&eventID=1132384
Safe Harbor for Forward-Looking Statements: This news release contains forward-looking statements, which include the following: the adoption and implementation of a fabless manufacturing model, the expansion of foundry partner relationships, the pursuit of a 65-nanometer process technology roadmap, the company’s intention to sell its Gresham, Oregon manufacturing facility, the expectation to reduce production costs and increase profitability, the enhancement of shareholder value, the expectation of recording restructuring and other charges of $75 million to $110 million in the third quarter of 2005 for fixed asset write-downs, severance and other expenses associated with the planned sale of the Gresham manufacturing facility and the expectation of incurring related restructuring charges of less than $3 million per quarter in fourth quarter of 2005 and first two quarters of 2006. These forward-looking statements involve risks and uncertainties that the company’s new manufacturing strategy may not better serve the company’s customer base, reduce production costs or increase profitability, which could cause the company’s results to materially differ from management’s current expectations. Risks and uncertainties also include, but are not limited to, risks associated with the company’s ability to strengthen its competitive position or shareholder value through adoption of the new manufacturing strategy, the ability to implement and drive toward 65-nanometer and lower process technologies, the ability to expand foundry partnerships, the ability to sell the Gresham manufacturing facility, the ability to implement employee retention plans in the Gresham manufacturing facility, and the ability to provide uninterrupted service to customers. Forward-looking statements are based on the beliefs and assumptions of the company’s management and on currently available information. LSI Logic undertakes no responsibility to publicly update or revise any forward-looking statement. For additional information, readers are referred to documents filed by LSI Logic with the Securities and Exchange Commission, and specifically, the risk factors set forth in the most recent reports on Forms 10-K and 10-Q.
LSI Logic Corporation (NYSE: LSI) focuses on the design and production of high-performance semiconductors for Consumer, Communications and Storage applications that access, interconnect and store data, voice and video. LSI Logic engineers incorporate reusable, industry-standard intellectual property building blocks that serve as the heart of leading-edge systems. LSI Logic serves its global OEM, channel and distribution customers with standard-cell ASICs, Platform ASICs, standard products, host bus adapters, RAID controllers and software. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com.
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